UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011

SPECTRUM PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Technology Drive, Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The year 2010 was one of the best years of growth in the history of Spectrum Pharmaceuticals, Inc. (the “Company”). All of the goals and objectives that were established by the Board of Directors of the Company (the “Board”) for the Company’s Chief Executive Officer (“CEO”) and the Company at the beginning of the year were either met or exceeded. Among other objectives, the major goals included: at least 25% growth in Zevalin sales revenues; filing of a response to the U.S. Food and Drug Administration for Fusilev’s colorectal cancer indication; acquiring a late stage strategic anti-cancer drug in pivotal trials; recruiting top talent; streamlining operations; managing cash flows; and maintaining tight control over expenses.

On January 3, 2011, the Compensation Committee of the Board (the “Committee”) of the Company determined that the Company materially accomplished all of these major goals established at the outset of 2010. The Company’s financial performance in fiscal 2010 contributed to an appreciation of the Company’s stock price by approximately 60% in 2010 and an increase in the Company’s market cap from approximately $215 million to approximately $350 million. In addition, the Company flourished despite continued economic turmoil and the troubled economic climate in 2010. Following its completion of the licensing of Belinostat in early 2010, the Company has two marketed proprietary oncology products and two late stage products in phase 3 clinical trials which, coupled with the leadership of a strong management team with an excellent track record of success, has contributed to the Company being in the best financial condition in its history.

Based on the foregoing assessment of the Company’s performance, the Committee, on January 3, 2011, used its discretion in determining performance awards for the Company’s principal executive officer, principal financial officer and other named executive officers. Fiscal 2010 cash bonuses and fiscal 2011 base salaries (effective January 1, 2011) are as set forth in the table below:

		Fiscal 2011	Cash Bonus
Name	Position	Salary ($)	Award ($)
Rajesh Shrotriya	Chairman, Chief Executive	700,000	950,000
	Officer and President
Brett Scott	Senior Vice President and	225,000	—
	Acting Chief Financial Officer
Shyam Kumaria	Senior Vice President, Finance	305,000	100,000
George Tidmarsh	Senior Vice President and Chief	400,000	50,000
	Scientific Officer
James Shields	Senior Vice President and Chief	240,000	35,000
	Commercial Officer

In determining compensation for the Company’s named executive officers, the Committee evaluated the executive officers’ performance based primarily on individual contributions toward the advancement of the Company’s business objectives. In addition, the Committee used broad-based third party surveys to obtain a general understanding of current compensation practices, and benchmarked the Company’s executive officer compensation levels against similarly situated companies. The Committee’s determination of individual performance awards took into account the recommendations of Dr. Rajesh Shrotriya, the CEO, with respect to the individual performance of other named executive officers as to whether such executive officers substantially achieved the stated objectives or overperformed or underperformed with respect to corporate objectives that were deemed to be important to the success of the Company.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectrum Pharmaceuticals, Inc.

Date: January 7, 2011	By:	/s/ BRETT SCOTT

	Name:	Brett Scott
	Title:	Senior Vice President and Acting Chief Financial Officer